Exhibit 10.3

PERFORMANCE SHARE AGREEMENT
UNDER THE
PINNACLE WEST CAPITAL CORPORATION 2002
LONG-TERM INCENTIVE PLAN

     THIS AWARD AGREEMENT is made and entered into as of                      (the “Date of Grant”), by and between Pinnacle West Capital Corporation (the “Company”), and «Name» (“Employee”).

BACKGROUND

A.	The Board of Directors of the Company (the “Board of Directors”) has adopted, and the Company’s shareholders have approved, the Pinnacle West Capital Corporation 2002 Long-Term Incentive Plan (the “Plan”), pursuant to which performance share incentive awards may be granted to employees of the Company and its subsidiaries and certain other individuals.

B.	The Company desires to grant to Employee a performance share award under the terms of the Plan.

C.	Pursuant to the Plan, the Company and Employee agree as follows:

AGREEMENT

1.	Grant of Award. The Company grants to Employee «Shares» performance shares (“Performance Shares”), subject to the terms, conditions, and adjustments set forth in this Award Agreement. The Performance Shares granted under this Section 1 are referred to in this Award Agreement as the “Base Grant.”

2.	Award Subject to Plan. This award is granted under and is expressly subject to, all the terms and provisions of the Plan, which terms are incorporated herein by reference, and this Award Agreement. The Committee referred to in Section 4 of the Plan (“Committee”) has been appointed by the Board of Directors, and designated by it, as the Committee to make awards.

3.	Performance Period. The performance period for this award is the three (3) year period beginning , and ending (the “Performance Period”).

4.	Payment.

(a)	Performance Shares Payable In Common Stock. Subject to early termination of this Award Agreement pursuant to Section 7 below, as soon as practicable following the end of the Performance Period and the determination of the Company’s Earnings Per Share Growth Rate as compared to the Earnings Per Share Growth Rate of the S&P Electric Utilities Index over such Performance Period, the Company will deliver to Employee one (1) share of the Company’s Common Stock for each then-outstanding Performance Share under this Award Agreement.

(b)	Dividend Equivalents. At the time of the Company’s delivery of Common Stock to Employee pursuant to Section 4(a) above, the Company will also deliver to Employee a cash payment equal to the amount of dividends that Employee would have received if Employee had directly owned all of such Common Stock during the Performance Period, plus interest on such amount at the rate of percent, compounded quarterly.

Performance Share Agreement

(c)	Maximum Award. Employee may not receive more than 120,000 shares of Common Stock under this Award Agreement.

5.	Performance Criteria and Adjustments.

Adjustment of Base Grant. The number of Performance Shares in the Base Grant will increase or decrease based upon the Company’s “Earnings Per Share Growth Rate” (as defined in Section 6 below) as compared to the Earnings Per Share Growth Rate of the S&P Electric Utilities Index during the Performance Period, as follows:

If the Company’s Earnings Per Share
Compound Growth Rate Over The Performance
Period As Compared to S&P Electric Utilities	The Number of
Index is:	Performance Shares will be:
90th Percentile or Greater	2 X Base Grant
75th Percentile to 89.9th Percentile	1.5 X Base Grant
50th Percentile to 74.9th Percentile	Base Grant
25th Percentile to 49.9th Percentile	0.5 X Base Grant
Less than 25th Percentile	None

     If intermediate percentiles are achieved, the number of Performance Shares will be prorated (partial shares will be rounded down to the nearest whole share when applicable). For example, if the Company’s Earnings Per Share Growth Rate during the Performance Period places the Company’s performance in the 80th percentile, then the number of Performance Shares would be increased to 1.667 multiplied by the Base Grant. In no event will Employee be entitled to receive a number of Performance Shares greater than two times the Base Grant, even if the Company’s Earnings Per Share Growth Rate during the Performance Period places the Company’s performance higher than the 90th percentile. Attachment A provides a generic example of the operation of a performance share incentive award.

6.	Earnings Per Share Growth Rate. “Earnings Per Share Growth Rate” for the Performance Period is the compounded annual-growth rate (CAGR) of a company’s earnings per share from continuing operations, on a fully diluted basis, during the Performance Period; provided, however, that for calculating the Company’s Earnings Per Share Growth Rate, SunCor Development Company’s earnings from discontinued operations will be considered earnings from continuing operations for each fiscal year during the performance period. Only those companies which were in the S&P Electric Utility Index at both the beginning and the ending of the Performance Period will be considered. The Earnings Per Share Growth Rate of the companies in the S&P Electric Utilities Index will be determined using the S&P Compustat system. If the S&P Compustat system is no longer in use, the Committee shall replace it with the most comparable third party data system then in use. If the S&P Electric Utilities Index is discontinued, the S&P comparable replacement index for the sector will be used for computing Earnings Per Share Growth Rate. If S&P no longer computes an index for the electric utility sector, the Committee shall select the most comparable index then in use for the sector comparison. In addition, if the sector comparison is no longer representative of the Company’s industry or business, the Committee shall replace the index with the most representative index then in use. Once the CAGR of the Company and all relevant companies in the S&P Electric Utility Index have been determined, the member companies will be ranked from greatest to least CAGR. Percentiles will be calculated based on a company’s relative ranking. For example, company 1 out of 26 companies is given a percentile of 96.2% (1.0 – 1/26). Percentiles will be carried out to one (1) decimal place. If the Company is not in the S&P Electric Utility Index, then its percentile will be interpolated between the companies listed in the relative ranking. These calculations will be verified by the Company’s independent auditors.

7.	Termination of Award. This Award Agreement will terminate and be of no further force or effect on the date that Employee is no longer actively employed by the Company or any of

Performance Share Agreement

its subsidiaries, whether due to voluntary or involuntary termination, death, retirement, disability, or otherwise. Employee will, however, be entitled to receive any Common Stock and dividend equivalents payable under Section 4 of this Award Agreement if Employee’s employment terminates after the Performance Period but before Employee’s receipt of such Common Stock and dividend equivalents.

8.	Tax Withholding. Employee must pay, or make arrangements acceptable to the Company for the payment of any and all federal, state, and local tax withholding that in the opinion of the Company is required by law. Unless Employee satisfies any such tax withholding obligation by paying the amount in cash or by check, the Company will withhold shares of Common Stock having a Fair Market Value on the date of withholding equal to the tax withholding obligation.

9.	Non-Transferability. Neither this award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, will be void and of no effect.

10.	Definitions: Copy of Plan and Plan Prospectus. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. By signing this Award Agreement, Employee acknowledges receipt of a copy of the Plan and the related Plan Prospectus.

11.	Choice of Law. This Agreement will be governed by the laws of the State of Arizona, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to another jurisdiction.

     An authorized representative of the Company has signed this Award Agreement, and Employee has signed this Award Agreement to evidence Employee’s acceptance of the award on the terms specified in this Award Agreement, all as of the Date of Grant.

PINNACLE WEST CAPITAL CORPORATION
By:
Its: Treasurer

Employee

Performance Share Agreement

Attachment A
Generic Example

Assumptions:

•	Employee is granted 500 Performance Shares, which constitutes Employee’s “Base Grant”.

•	During the Performance Period, the Company’s Earnings Per Share Growth Rate is in the 88.3 percentile compared to the S&P Electric Utilities Index.

Calculation of Employee’s Common Stock Payment:

•	Based on the Company’s achievement of the 88.3 Percentile during the Performance Period, in April of the fiscal year immediately following the end of the Performance Period, Employee will receive 971 shares of Common Stock, calculated as follows:

•	750 shares of Common Stock as a result of the Company’s Earnings Per Share Growth Rate meeting at least the 75th Percentile ( 1.5 X Base Grant) plus

•	221 shares of Common Stock as a result of the Company’s Earnings Per Share Growth Rate achieving 13.3/15 of the Percentile increase between the 75th and 90th Percentiles (13.3/15 X 250 shares, with the 250 shares representing the Common Stock opportunity between the 75th and 90th Percentiles). (Note: 13.3/15 x 250 shares = 221.67 shares and must be rounded down to 221 shares.)